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                                                                    Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 20, 1998, relating to the financial statement of the PPM America Value Equity Fund, which appears in this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Prior Performance of the Fund's Investment Adviser- PPM America, Inc." in such Prospectus.


/s/ PricewaterhouseCoopers LLP
Chicago, IL
December 1, 1998